Exhibit 99.1

FOR IMMEDIATE RELEASE	MARCH 9, 2011

Investor Relations Contact:	Media Relations Contact:
Sujal Shah	Mitch Seigle
610-712-5471	408-954-3225
sujal.shah@lsi.com	mitch.seigle@lsi.com

cc11-13

LSI to Sell External Storage Systems Business to NetApp for
$480 Million

Board Authorizes New $750 Million Stock Repurchase Program

MILPITAS, Calif., March 9, 2011 – LSI Corporation (NYSE: LSI) today announced that it has signed a definitive agreement to sell its external storage systems business to NetApp, Inc. (NASDAQ: NTAP) for $480 million in cash. The company also announced today that its board of directors has authorized a new stock repurchase program of up to $750 million.

The company is emerging from a multi-year investment cycle which has significantly increased the opportunities and potential of its core semiconductor business. The strategic decision to divest the external storage systems business was based on the company’s expectation that long-term shareholder value can be maximized by becoming a pure-play semiconductor company.

“We’re excited by the opportunities we have been pursuing in our semiconductor business and are well positioned at the forefront of a strong pipeline of design win ramps that we expect to drive top line growth,” said Abhi Talwalkar, LSI president and chief executive officer. “Going forward as a pure-play storage and networking semiconductor company, we believe we can accelerate the achievement of our current business model, establish a richer business model target, and deliver greater long-term shareholder value.”

Under terms of the agreement, NetApp will purchase substantially all the assets of the LSI external storage systems business, which develops and delivers Engenio® external storage systems products and technology to a wide range of partners that provide storage solutions to end customers. The business being purchased generated revenues of $705 million in 2010.

The LSI RAID adapter business, which develops LSI® MegaRAID® and 3ware® storage controllers and software for direct-attached storage environments, will remain with LSI.

Upon closing, most LSI external storage systems employees are expected to join NetApp, a global provider of storage and data management solutions.

“NetApp will build upon the success of the Engenio storage platform and OEM business model to expand our total addressable market and extend our market reach,” said Tom Georgens, NetApp president and CEO. “We’re excited about the talented team that will join NetApp and the valuable OEM partner relationships we’re committed to supporting and making successful.”

Talwalkar added, “As the market requirements for external storage systems continue to trend toward more comprehensive solutions and offerings, greater investment levels are required to enable additional growth opportunities. We believe that NetApp is well positioned to provide the needed technologies and scale to grow the external storage systems business and better serve our customers going forward.”

About the Transaction

As a result of the sale, LSI expects to eliminate $35 million to $40 million per quarter of operating expenses upon closing of the transaction.

LSI expects the combined effect of the transaction, its associated expense reduction, the new stock repurchase program and anticipated strong revenue growth in its semiconductor business going forward to be slightly dilutive to 2011 earnings per share (EPS) and neutral to accretive to 2012 EPS.

The company does not expect to incur any material tax obligations in connection with the transaction and expects to provide additional financial information after closing the transaction.

The transaction is expected to close in approximately 60 days, subject to the satisfaction of customary closing conditions and regulatory approvals including those required by the Hart-Scott-Rodino Antitrust Improvements Act.

LSI Stock Repurchase Program

Stock repurchases under the newly authorized program are expected to be funded from the proceeds of the sale of the external storage systems business, available cash and short-term investments.

“Our business is tracking consistent with the guidance we provided in January, and we’re confident that the steps we are taking today will position us to achieve our business model operating margin target by the end of 2011,” said Bryon Look, LSI CFO and chief administrative officer. “This new repurchase program underscores our belief in the future earnings power of LSI as a pure-play semiconductor company.”

LSI Conference Call Information

LSI will hold a conference call today at 5 p.m. EST to discuss the transaction. Internet users can access the conference call at http://www.lsi.com/webcast. Subsequent to the conference call, a replay will be available at the same web address.

Forward-Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: a delay in the closing of the sale of our external storage systems business to NetApp; our ability to eliminate costs related to our external storage systems business; our ability to repurchase our common stock at prices we believe to be advantageous; our reliance on major customers and suppliers; our ability to keep up with rapid technological change; our ability to compete successfully in competitive markets; fluctuations in the timing and volumes of customer demand; the unavailability of appropriate levels of manufacturing capacity; and general industry and market conditions. For additional information, see the documents filed by LSI with the Securities and Exchange Commission, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K and 10-Q. LSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About LSI
LSI Corporation (NYSE: LSI) is a leading provider of innovative silicon, systems and software technologies that enable products which seamlessly bring people, information and digital content together. The company offers a broad portfolio of capabilities and services including custom and standard product ICs, adapters, systems and software that are trusted by the world’s best known brands to power leading solutions in the Storage and Networking markets. More information is available at www.lsi.com.

About NetApp
NetApp creates innovative storage and data management solutions that accelerate business breakthroughs and deliver outstanding cost efficiency. Discover NetApp’s passion for helping companies around the world go further, faster at www.NetApp.com .

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